INVESTMENT ADVISORY AGREEMENT

         THIS AGREEMENT is made as of this 16th day of January 2009, between VANGUARD FENWAY FUNDS, a Delaware statutory trust (the "Trust"), and JENNISON ASSOCIATES LLC (the "Advisor"), a Delaware limited liability company.

                               W I T N E S S E T H

         WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Trust offers a series of shares known as VANGUARD GROWTH EQUITY FUND (the "Fund"); and

         WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the Fund, and the Advisor is willing to render such services.

         NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this agreement (the "Agreement") the Trust and the Advisor hereby agree as follows:

         1. APPOINTMENT OF ADVISOR. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust's Board of Trustees (the "Board of Trustees") determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the "Jennison Portfolio"), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

         2. DUTIES OF ADVISOR. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Jennison Portfolio; to continuously review, supervise, and administer an investment program for the Jennison Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust's officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust's officers and the Board of Trustees, and in compliance with the objective, policies and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

         3. SECURITIES TRANSACTIONS. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Jennison Portfolio, and is directed to seek to obtain best execution for such transactions consistent with Section 28(e) of the Securities Exchange Act of 1934, and subject to written policies and procedures provided to the Advisor. The Advisor will promptly communicate to the Trust's officers and the Board of Trustees such information relating to portfolio transactions as they may reasonably request. The Advisor may cause securities transactions to be executed concurrently with authorizations to purchase or sell the same securities for other accounts managed by the Advisor. The executions (of purchases or sales) shall be allocated equitably among the various accounts that the Advisor manages (including the Portfolio). Notwithstanding the foregoing


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provisions of this paragraph, the Advisor shall arrange for the execution of securities transactions for the Jennison Portfolio through those brokers or dealers that, in the Advisor's reasonable judgment, are capable of providing best execution. Pursuant to the rules promulgated under Section 326 of the USA PATRIOT ACT, broker-dealers are required to obtain, verify, and record information that identifies each person who opens an account with them. In accordance therewith, the Trust acknowledges that broker-dealers whom the Advisor selects to execute transactions in the Jennison Portfolio's account on the Trust's behalf may seek identifying information about the Trust and/or the Jennison Portfolio and the Trust agrees to provide such information to such broker-dealers, if requested.

         4. COMPENSATION OF ADVISOR. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an amount (the "Total Advisory Fee") equal to a base fee ("Base Fee") plus a performance adjustment amount ("Performance Adjustment"), as specified in Schedule A to this agreement, payable quarterly in arrears.

5. REPORTS. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in investment officers of the Advisor who are responsible for managing the Jennison Portfolio. The Fund acknowledges receipt of Part II of the Advisor's Form ADV. The Fund hereby agrees to provide to the Advisor with reasonable advance notice, in writing, of: (i) any change to the Fund's investment objectives, policies, and restrictions as stated in the prospectus; (ii) any change to the Trust's declaration of trust or by-laws that is material to the services to be provided by the Advisor; or (iii) any material change in the Trust's compliance procedures. In addition to such notice, the Fund shall provide to the Advisor a copy of a modified Prospectus and copies of the revised Trust compliance procedures, as applicable, reflecting such changes.

         6. COMPLIANCE. The Advisor agrees to comply with all Applicable Law and all policies, procedures or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures or reporting requirements relating to soft dollar or other brokerage arrangements. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the Jennison Portfolio.

         7. STATUS OF ADVISOR. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

         8. LIABILITY OF ADVISOR. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations with respect to the Advisor's management of the Jennison Portfolio under this Agreement. Notwithstanding the foregoing, neither the Advisor nor its affiliates shall be liable for any loss or damage arising or resulting from the acts or omissions of the custodian of the Jennison Portfolio, any broker, financial institution, or any other third party with or through whom the Advisor arranges or enters into a transaction in respect of the Jennison Portfolio, except to the extent that the Advisor or its affiliate instructed such broker, financial institution, or third party to take such action or omission.

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


         9. LIMITATIONS ON CONSULTATIONS. The Advisor is prohibited from consulting with other advisors of the Fund concerning transactions for the Fund in securities or other assets.

         10. DURATION; TERMINATION; NOTICES; AMENDMENT. This Agreement will become effective on the date hereof and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as each such continuance is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

        Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days' written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

              If to the Fund, at:

              Vanguard Growth Equity Fund
              P.O. Box 2600
              Valley Forge, PA 19482
              Attention:  Joseph P. Brennan
              Telephone: 610-503-2042
              Facsimile:  610-503-5855

              If to the Advisor, at:

              Jennison Associates LLC
              466 Lexington Avenue
              New York, New York 10017

              Attention:  Mehdi A. Mahmud, Managing Director
              Telephone: 212-421-1000

              Facsimile: 212-661-3189

              With a copy to (at the address set forth above):

              Attention:   Legal Department
              Facsimile:   (212) 682-9831

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and
(ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

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

         As used in this Section 10, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19), and
Section 2(a)(42) of the 1940 Act.

         11. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

         12. CONFIDENTIALITY. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than the Trust, the Board of Trustees, Vanguard, and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust; (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor; (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees, or Vanguard without their permission; (iv) to affiliates of the Advisor for the purposes of legal or regulatory compliance and accounting, strategic planning, or risk management on a subsidiary or total enterprise level; (v) to the custodian of the Jennison Portfolio with respect to the Jennison Portfolio; (vi) to brokers and dealers that are counterparties to trades for the Jennison Portfolio; and
(viii) to third party service providers subject to confidentiality agreements with the Advisor. Notwithstanding the foregoing, to the extent the investments for the Jennison Portfolio are similar to investments for other clients of the Advisor, the Advisor may disclose such investments without direct reference to the Jennison Portfolio.

         13. PROXY POLICY. The Advisor acknowledges that Vanguard, at the discretion of the Fund, will vote the shares of all securities that are held by the Fund.

         14. GOVERNING LAW. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

         15. USE OF ADVISOR'S NAME; USE OF FUND NAME. It is understood that the name "Jennison Associates" or "Jennison" and the logo associated with these names are the valuable property of the Advisor. During the term of this Agreement, the Fund and Vanguard shall have permission to use the Advisor's name in the marketing of the Fund, and agree to furnish the Advisor in advance, for Advisor's review and approval (which is not to be unreasonably withheld) all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Advisor in any way. Upon termination of this Agreement, the Fund and Vanguard shall forthwith cease to use such names (and logo), except that the Fund and Vanguard may continue to use the name of the Advisor in its registrations statement/prospectus and other documents to the extent deemed necessary by the Fund to comply with disclosure obligations under applicable law and regulation. The Advisor may include the name of the Fund in a representative client list.

         16. FORCE MAJEURE. Neither party shall be held responsible for the nonperformance of any of its obligations under this Agreement by reason of any cause beyond its control, including, without limitation, work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake, or natural disaster; any breakdown or failure of transmission, communication, or computer facilities; postal or other strikes or similar industrial action; and the failure of any relevant exchange, clearing house, and/or broker for any reason to perform its obligations; provided, however, that each party shall have adequate disaster recovery plans and facilities in place at all times.

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



         IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

JENNISON ASSOCIATES LLC                                      VANGUARD FENWAY FUNDS
/s/Mehdi Mahmud                             1/15/09          /s/F. William McNabb                        1/14/2009
-------------------------------             ---------        -------------------------------             ---------
Signature                                   Date             Signature                                   Date


Mehdi Mahmud                                                 F. William McNabb
---------------------------                                  ----------------------------
Print Name                                                   Print Name























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